Exhibit 5.1

LETTER OF CONSENT

To:	The Securities Commission or similar regulatory authority in each of the provinces of Canada

Re:	Final Prospectus Pengrowth Corporation (the “Issuer”)

We are a firm of independent geological and petroleum engineering consultants of Calgary, Alberta, having prepared a reserves appraisal and evaluation report dated September 18, 2002 (the “Report”) of the oil and gas properties including acquired British Columbia properties for the Issuer.

We refer to the final prospectus (the “Prospectus”) of the Issuer dated October 30, 2002 and hereby give our consent to the use of our name, references to and excerpts from the Report as contained in the Prospectus.

We have read the Prospectus and have no reason to believe that there are any material misrepresentations in the information contained therein that is derived from the Report or that is within our knowledge as a result of the services we provided in preparing the Report.

Yours very truly,

GILBERT LAUSTSEN JUNG ASSOCIATES LTD

ORIGINALLY SIGNED BY

Doug R. Sutton, P. Eng. Vice-President

Calgary, Alberta
Dated: October 30, 2002